Exhibit 3.7
MAXCOM TV, S.A. DE C.V.
CORPORATE BYLAWS
ARTICLES
CHAPTER I
NAME, CORPORATE PURPOSE, DOMICILE, TERM AND NATIONALITY
ARTICLE ONE.- The Company will bear the following name “MAXCOM TV” to be used followed by the words “SOCIEDAD ANONIMA DE CAPITAL VARIABLE”, or its abbreviation “S.A. DE C.V.”
ARTICLE TWO.- The purpose of the Company will comprise, among other, the following:
I.	The installation, operation and exploitation of a public telecommunications network concessioned by the Ministry of Communications and Transportation (The “Ministry”), as well as the provision of auxiliary and related services.
II.	The provision of services of cable TV, restricted television and all kind of services derived therein.
III.	The commercialization, purchase, sale, importation, exportation, industrialization, distribution, manufacture, representation, concession, commission, lease of any kind of articles, goods, services and value-added secondary services and the trade, in general, with any equipment, services and goods of any kind related to the communications industry.
IV. The execution of all kind of financing transactions, assets and liabilities, obtain all kind of loans or borrowings, issue obligations, bonds, commercial paper and any other negotiable instrument or equivalent instrument, with or without the granting of particular security interest by means of pledge, mortgage, trust or under any other legal title, as well as to grant any kind of financing or borrowing to business or civil companies, firms and institutions with which the Company may maintain business relations or in which the Company may hold partnership interests, being granted particular real or personal security interests, or not.
V. Grant and receive all kind of personal guarantees, rights in rem, pledges and grant avails to credit obligations or negotiable instruments under the charge of companies or partnerships in which the Company may hold an interest or share, as guarantor, avail and/or guarantor of such persons, including by granting mortgage guarantee.
VI. Subscribe, issue, draw and avail, within the limits established in the prior paragraph, any and all kind of negotiable instruments as well as to accept them and endorse them, in terms with article nine of the General Negotiable Instruments and Credit Transactions Law.
VII. Promote, establish, organize, exploit, acquire and participate in the capital stock or estate of any and all kind of business or civil legal entities, whether partnerships or corporations, engaged in industrial, trade or service operations or otherwise, both domestic and international, as well as to participate in its management or liquidation.
VIII. Acquire, under any legal title, shares, interests, partnership interests or shares in any kind of civil or commercial companies, whether at the time of incorporation or at any subsequent time by means of purchase; as well as to dispose of, sale and negotiate with such shares, interests, partnership interests or shares, including any other negotiable instrument.
IX. Obtain, acquire, develop, market, improve, use, grant and receive licenses, or dispose of, under any legal title, of all kind of patents, trademarks and origin names, invention certificates, trade names and notices, utility models, industrial designs, industrial secrets and any other industrial property rights, as well as copyrights, options and preferences thereon; whether in Mexico or abroad.
X. Perform, supervise, in its own account or in the account of third parties, all kind of constructions, buildings, real estate developments, housing projects, office buildings or facilities.
XI. Perform, in its own account, or in the account of third parties training and development programs, as well as to research works to companies and individuals.
XII. Give or take under lease, sublease or under gratuitous loan or management; acquire possess, exchange, dispose of, purchase and sale and market, transfer, make available or encumber title or possession of all kind of real or personal property, as well as other rights in rem and in personam thereon, required or appropriate for the attainment of its corporate purpose or for the operations or corporate purposes of the civil or commercial companies, partnerships or institutions in which the Company may hold an interest or share of any nature.
XIII. Act as commission broker, mediator, representative, distributor or broker of any legal entity or individual.
XIV. Represent within or without the Mexican Republic to individuals, firms or companies, as agents, intermediaries, commission broker, legal representatives or attorneys-in-fact.
XV. The production, transformation, adaptation, import, export, lease and purchase and sale, under any title, of machinery, spare parts, materials, raw materials, industrial products, commodities and goods of all kinds}.
XVI. Execute agreements of any nature with any legal entity, individual, company, partnership, municipality, state, political entities, governments or their instrumentalities for the attainment of its corporate purposes.
XVII. In general, execute and perform any and all acts, contracts and transactions that are related, accessory or accidental thereto, whether necessary or appropriate for the attainment of the above corporate purposes.
ARTICLE THREE.- The Company’s domicile will be located in Mexico City, Federal District, however, it may establish branches or agencies anywhere in the Mexican Republic or abroad and submit to conventional domiciles in any agreements the Company may execute.

Shareholders subject themselves, with regard to their relation with the Company, to the jurisdiction of the courts and authorities with seat in the Company’s domicile, expressly waiving to their respective personal domiciles.
ARTICLE FOUR.- The Company’s life will be ninety-nine (99) years, as from the date of execution of the articles of incorporation.
ARTICLE FIVE.- The Company is of Mexican nationality and is constituted and operated in terms with the laws of the United Mexican States.
Shareholders may be Mexican or any other foreign nationality; provided however that the equity interest in the Company held by non-Mexican shareholders shall at no time exceed the maximum foreign investment percentage permitted under the Foreign Investment Law.
The Company’s current or future partners, formally agree with the Ministry of Foreign Affairs to be deemed as Mexican regard the shares in this Company that they may acquire or which they may hold, as well as the property, rights, concessions, interests or shares held by the Company and the rights and obligations deriving from agreements to which the same Company may be a party with Mexican authorities; also agreeing not to invoke the protection of their Government, under penalty, in the contrary event, of forfeiting in benefit of the Mexican Nation any and all partnership interests acquired thereby.
CHAPTER II
CAPITAL STOCK AND SHARES
ARTICLE SIX.- The capital stock will be of a variable nature, its minimum fixed capital, without right of withdrawal, will amount to MXP$50,000.00 (FIFTY THOUSAND PESOS 00/100, Mexican Currency of the United Mexican States), and an unlimited maximum.
Minimum fixed capital will be represented by 50,000 (FIFTY THOUSAND) ordinary, registered shares without par value, fully subscribed and paid-in in cash, in Mexican Currency of the United Mexican States, integrating Class “I”, split in two series: “A” Series, which will represent Mexican capital and “B” series which will represent foreign capital.
The variable capital will be represented by class “II” shares, split in two series, “A” and “B”, representing Mexican and foreign capital, respectively.
The Shareholders’ Meeting resolving to issue new shares may establish new classes or series, and within each series, any other subseries and determine the special characteristics limiting availability regime or transfer regime of shares integrating such class, series or subseries, or subject the rights, which in terms of the Law, such shares may confer to their holders, including the issue of shares with no voting right, to which that provided for in Article one hundred ninety-eight (198) of the General Business Corporations Law will apply.
With its pertinent classes, series or subseries, each share will confer equal rights and obligations to their holders.
In the event of any subscription or transfer of the stock who represents 10% or more of the given Company’s capital will:

a) The company must notify the Ministry about the intention to acquire or selling of any stock, including the positive opinion of the Antitrust Commission, as well, as the information on the persons who are interested in buying the shares.
b) The Ministry will have 90 calendar days, as of the date of the submittal of the notice to object the transfer or subscription.
c) If the 90 days elapsed and no written objection is received, said transaction shall be considered as approved.
d) Only those transfers not objected by the Ministry of Communications and Transportations shall be recorded in the registry of the Company.
In case that the acquirer of the stock is a company, the notice to which letter (a) refers to, must be presented with the necessary information so that the Ministry knows the names of the persons who have directly or indirectly patrimonial interest larger that 10% of the capital of the mentioned Company.
The submittal of notice referred to in a) hereinabove shall not be required when the subscription or transfers refers to representative shares of neutral investment under the Foreign Investment Law, or when the increase capital are subscribed by the shareholders themselves, provided that with respect to a subscription by shareholders, each shareholder’s proportionate interest in the Company remains the same after such subscription.
ARTICLE SEVEN.- The Company is to maintain a Shareholders Registry Book in terms with that foreseen under articles one hundred twenty-eight (128) and one hundred twenty-nine (129) of the General Business Corporations Law.
The Company will only deem as lawful shareholder, to the person registered as shareholder in such Shareholders Registry Book in terms of above mentioned articles of the General Business Corporations Law.
CHAPTER III
CAPITAL STOCK INCREASES AND REDUCTIONS
ARTICLE EIGHT.- Class I or minimum fixed portion, without right of withdrawal increases will be carried out by means of resolution of the Extraordinary Shareholders’ Meeting, consequently amending Article Six of these Bylaws.
The Company’s Class II or variable part capital increases will be effected by means of resolution adopted by the General Ordinary Shareholders’ Meeting and consequently, will not require legalization, before public notary, in the understanding that provided the shares representing the increase are not undersigned they shall be kept within the Company’s Treasury.
Shares, the delivery of which is decreed by means the Meeting as they are subscribed, may be offered for subscription and payment, as the case may be, by the Sole Administrator, or the Board of Directors or by the special delegate or delegates, in accordance with the powers granted thereto by the Shareholders’ Meeting, honoring, in any event preemptive rights established in these bylaws.
Capital increases may be effected by mans of stockholders’ equity accounts capitalization, as referred to in Article one hundred sixteen (116) of the General

Business Corporations Law or by means of payment, in cash or in kind, or for liabilities capitalization. Any stockholders’ equity capitalization increases, any and all shares will be entitled to a proportional portion corresponding thereto of any shares issued to cover such increase.
Any and all capital increases are to be entered in the Capital Variations Registry Book to be maintained by the Company to such effect.
Increases resulting from payment in cash, shareholders will be vested with preemptive right to subscribe new shares that are issued or are made available to represent the increase, prorate to the number of shares held thereby within pertinent, class, series or subseries at the time the increase in question is decreed. Such right is to be exercised within the term established to such effect by the Meeting decreeing the increase, which, under no event may be lesser than fifteen (15) calendar days as from the date of publication of pertinent notice in the Official Gazette of the Federation (to whom shareholders acknowledge as official newspaper within the corporate domicile) and in one of the newspapers of largest circulation at the corporate domicile. Shareholders will not enjoy preemptive right referred to hereunder regarding the shares issued or maintain in Treasury, (i) by reason of the merger of the Company or, if applicable, (ii) a conversion into debentures.
Once the term referred to in the prior paragraph has transpired without shareholders having exercised their preemptive right or, if they did exercised such right, they did not exercise such right with regard to all the shares to which they were entitled, all other shareholders will be entitled to subscribe, within a term of fifteen (15) calendar days as from the date following the termination of the term identified in the prior paragraph, those shares which were not subscribed by such shareholders.
In the event that following completion of the term referred to in the prior paragraph, there still were some shares pending subscription, these may be offered for subscription and payment, in conditions and within terms defined by the Meeting decreeing capital increase itself or under terms ordered by the Sole Administrator or the Board of Directors or by the delegates appointed by the Meeting to such effect, in the understanding that the price at which shares are offered to third parties may not be lesser to that at which they were offered to the shareholders of the Company for subscription and payment.
No new capital increase may be decreed without the shares representing the previously agreed increase having already been fully subscribed and paid-in.
ARTICLE NINE.- Capital stock may be decreased by means of resolution adopted at a General Extraordinary Shareholders’ Meeting and in terms of rules foreseen hereunder.
Class I or capital stock minimum portion reductions, will require the resolution issued at a General Extraordinary Shareholders Meeting and the pertinent amendment to Article Six of these corporate bylaws, in which event the provisions contained under Article nine (9) of the General Business Corporation Law is to be satisfied.
Class II or capital stock variable portion reductions may be carried out at a General Ordinary Shareholders’ Meeting and will consequently require no legalization before public notary.

Capital stock reductions may be effected to absorb losses or to reimburse shareholders their contributions in terms with the assumptions contemplated under Articles two hundred six (206) and two hundred twenty (220) of the General Business Corporation Law. Capital reductions to absorb losses will be applied to capital stock’s minimum fixed portion and variable portion, proportionally.
The approval of the General Extraordinary Shareholders’ Meeting will be required in those events that any capital reduction decrease results in that a shareholder owner of Class II or capital stock’s variable portion shares were willing to exercise his/her/its right to entirely or partially withdraw his/her/its contributions as represented by shares held thereby, in terms with the provisions under Articles two hundred twenty (220) and Two hundred twenty-one (221) of the General Business Corporation Law.
Withdrawal of contributions will enter into effect on the date of termination of the then current year, in the event the notice regarding the decision to exercise withdrawal right were granted before the last quarter of such year, or in the date of termination of the immediately following year, in the event such notice were made within the last quarter of the corporate year.
Reimbursement of shares subject matter of withdrawal will be made at shares’ book value, in accordance to the financial condition statement approved by the General Ordinary Shareholders’ Meeting for the year when the withdrawal entered into effect.
Capital Stock under no event may be decreased to a minimum below the legal minimum and all capital stock reduction will be entered in the Capital Variations Registry Book to be maintained by the Company to such effect.
ARTICLE TEN.- Final and interim certificates representing company shares may cover one or more shares and will contain the statements and will satisfy requirements established under Article One hundred and twenty-five (125) of the General Business Corporation Law and any other requirement established in applicable legal provisions or as specifically determined by Shareholders’ Meeting resolving issue thereof, as well as an indication of the pertinent Class and Series and will bear, inserted, the wording of Article Five of these Corporate Bylaws.
Interim share certificates will be undersigned by two standing members of the Board of Directors or, as applicable, by the Sole Administrator.
Signatures of standing members of the Board or, if applicable, Sole Administrator, may be autograph or printed in facsimile, in the understanding, in the latter case, that the original specimen of pertinent signatures be deposited in the Public Registry of Commerce at the corporate domicile.
Final certificates must bear, adhered, numbered registered coupons as determined by the Board of Directors or, as applicable, the Sole Administrator, to cover payment of dividends or the exercise of any other rights, as determined by the Shareholders’ Meeting.
ARTICLE ELEVEN.- Should any shareholder intend to transfer the shares held thereby, such shareholder must notify so in writing to the Board of Directors, through its Chairman or the Secretary or, as applicable, the Sole Administrator, such notice is to include the price and terms and conditions under which proposed transfer will take place to the effect that the Chairman or the Secretary of the Board or, as applicable, the Sole Administrator, within a term not exceeding fifteen (15) calendar days, make such information known to all other shareholders, by means of written notice, to the effect such other shareholders may be able to exercise, on due time, the rights corresponding thereto under the agreements executed between them regarding any share transfers. Once the above referred to notice to shareholders has been granted, and without there being any grounded objection to the proposed share transfer, the Board of Directors or, as applicable, the Sole Administrator, within the following fifteen (15) calendar days will authorize the pertinent shareholder to the effect that such transaction be carried one at the price and within all other terms and conditions mentioned in the first notice to the Board of Directors or, as applicable, to the Sole Administrator.
CHAPTER IV
SHAREHOLDERS’ MEETINGS
ARTICLE TWELVE.- The General Shareholders’ Meeting is the supreme body of the Company. Shareholders’ Meetings will be Ordinary, Extraordinary or Special.
General Extraordinary Meetings will be those called to deal with any of the matters listed under Article One hundred and eighty-two (182) of the General Business Corporation Law. All other General Meetings will be of Ordinary nature.
Special Meetings will be those held in order to deal matters which may affect rights of a single share category and will be subject to applicable provisions rendered by Extraordinary Meetings.
ARTICLE THIRTEEN.- Calls to hold Shareholders’ Meetings are to be issued by the Board of Directors or the Sole Administrator, as applicable, or by the Statutory Auditor as deemed convenient or in those events Statutory Auditors must issue the call in terms of applicable provisions under the General Business Corporation Law.
In any event, shareholders holding at least thirty-three percent (33%) of the capital stock may request in writing, at any time, that the Board of Directors or the Statutory Auditor call to the holding of a General Shareholders’ Meeting in order to deal with matters specified in their request.
Should the call were not made within fifteen days of their request, a Civil Judge or a District Judge of the Corporate domicile will request those interested parties to reproduce thirty-three percent (33%) of such capital, who are to reproduce their share certificates to such end.
Any shareholder the owner of a single share may request an Ordinary General Shareholders’ Meeting be called in terms of Articles One hundred sixty-eight (168) and One hundred eighty-five (185) of the General Business Corporation Law, when no meeting in two consecutive years had been held or when meetings held within such term had not dealt with the matters listed under Article One hundred and eighty-one (181) of such General Business Corporation Law.
ARTICLE FOURTEEN.- Calls to General Shareholders’ Meetings are to be published in the Official Gazette of the Federation (to which the shareholders acknowledge as the official newspaper at the corporate domicile) and in one of the newspapers of broadest circulation at the corporate domicile, at least fifteen (15) calendar days in advance to the date set for the holding of the Meeting.
Calls must contain the Agenda and must be signed by the issuer or issuers, in the understanding that if issued by the Board of Directors the signature of the Secretary or the Alternate Secretary or that of the delegate appointed by the Board of Directors from amongst it members to such effect will be sufficient.
Meetings may be hold without prior call in the event all the shares representing the capital stock were in attendance thereat at the time of vote casting.
If, at any Meeting, regardless if Ordinary, Extraordinary or Special, the entirety of shareholders were in attendance, such Meeting may resolve, by majority of votes, matters of any nature, including those matters not contained in the pertinent Agenda.
Meetings will always be held at the corporate domicile.
ARTICLE FIFTEEN.- Shareholders whose name appears in the Shareholders Registry Book will be the only ones to be admitted at Shareholders Meetings, which Registry will be closed three days in advance to the date set for the holding of the Meeting, for any and all purposes.
For admission to the Meeting, shareholders are to reproduce pertinent admission card, which will be issued only at their request, which is to be requested at least twenty-four (24) hours in advance to the time set for the holding of the Meeting by submitting proof of deposit, in the Company’s Secretariat, of pertinent final or interim share certificates, as applicable or, proof of certificates of deposit proof of deposit of such shares issued by an Institution engaged in the custody of securities or by a domestic or foreign credit institution.
Shares deposited to be entitled to attend to meetings will not be returned but following the holding of such Meeting, against delivery of the deposit slip issued in favor of shareholder or his/her/its representative.
ARTICLE SIXTEEN.- Shareholders may be represented at Meetings by person or persons appointed thereby to such effect by means of simple proxy letter signed by two witnesses.
The members of the Board of Directors and the Statutory Auditor may not represent the shareholders in any Meeting, nor they may vote the shares held thereby at deliberations regarding their liability or those regarding approval of reports referred to under Articles One hundred sixty-six (166), fraction IV, and one hundred seventy-two (172) of the General Business Corporation Law.
ARTICLE SEVENTEEN.- Meetings minutes will be entered in a Meeting Minute Book to be maintained by the Company to such effect, and will be signed by those acting as Chairman and Secretary thereof, as well as by the Statutory Auditor or Auditors who had attended to the Meeting.
ARTICLE EIGHTEEN.- Meetings will be chaired by the Chairman of the Board of Directors and in his absence by the Vice-Chairman of the Board itself, or by the person appointed by the Shareholders’ Meeting, if several Vice-Chairmen. In his absences, the Meetings will be chaired by the person appointed by the shareholders in attendance by majority of votes.
The Secretary of the Shareholders’ Meeting will be the person acting as such in the Board of Directors and, in his absence, by the person appointed by the majority of shareholders in attendance. The Chairman will appoint one or more tellers, from amongst those in attendance, for the count of shares represented thereat. Votes at all Shareholders’ Meetings will be by show of hands except that, at the proposal of any shareholder, the Meeting resolved by majority of those votes in attendance that the votes be cast by ballot.
ARTICLE NINETEEN.- General Ordinary Shareholders’ Meetings will be held at least once a year, within the four (4) months following the closing of each corporate year.
In addition to the matters referred to in the Agenda, the Meeting should : (I) deal with, approve or amend the report of the Board of Directors as referred to in the general statement of Article One hundred and seventy-two (172) of the General Business Corporation Law; (II) resolve on the application of results; and (III) appoint to the members of the Board of Directors or, as applicable, to the Sole Administrator, the Statutory Auditor, their respective alternates and determine the consideration payable thereto.
General Extraordinary Shareholders’ Meetings will be held whenever any of the matters within such Meetings’ sphere of competence is to be dealt with.
All other Special Shareholders’ Meetings will be held in the events referred to under Article One hundred ninety-five (195) of the General Business Corporation Law.
ARTICLE TWENTY.- To the effect that the General Ordinary Shareholders’ Meeting be deemed as legally held by virtue of first call, at least fifty percent (50%) of the shares in which the capital stock is divided must be present thereat; and, its resolutions will be valid when adopted by majority of votes of shares thereat represented.
In the event of second call, General Ordinary Shareholders’ Meetings may be validly held notwithstanding the number of shares represented at the Meeting and its resolutions will be valid when adopted by majority of votes of shares voted and thereat represented.
ARTICLE TWENTY-ONE.- The rules herein below will apply for the holding of Extraordinary and Special Shareholders’ Meetings, as follows:
I. To the effect of an Extraordinary Shareholders’ Meeting be validly held by virtue of first call, at least seventy-five percent (75%) of shares into which the capital stock is divided is present thereat and its resolutions will be valid if adopted by the favorable vote of shares representing at least fifty-one percent (51%) of shares into which the capital stock is divided.
In the event of second or further call, Extraordinary Shareholders Meetings will be validly held if at least fifty-one percent (51%) of shares into which the capital stock is divided is present thereat and its resolutions will be valid if adopted by the favorable vote of shares representing at least fifty-one percent (51%) of shares into which the capital stock is divided.
II. Same rules as foreseen under fraction I above of this Article will apply to Special Meetings, but making reference to the special category of shares in question.
ARTICLE TWENTY-TWO.- Resolutions adopted by unanimity of the holders of all the shares entitled to vote or all the shares of the special category in question, integrating the capital stock without holding a Meeting will be as valid as if adopted at a General or Special Shareholders’ Meeting provided such resolutions are confirmed in writing by the autograph signature of each shareholder in the wording of resolution, and the date when the vote is cast should be noted.
Once all autograph counterparts with the shareholders’ vote have been delivered, the Chairman of Board of Directors jointly with the Secretary or the Sole Administrator, as applicable, will transcribe the resolutions in to the Company’s Meetings Minute Book, attaching thereto the signed counterparts evidencing the vote of shareholders.
CHAPTER V
ABOUT COMPANY’S MANAGEMENT
ARTICLE TWENTY-THREE.- The Company’s Management will be entrusted to a Board of Directors or a Sole Administrator, who may be shareholders or not.
ARTICLE TWENTY-FOUR.- If management by a Board of Directors were elected, such board will be integrated by a number no lesser than two (2) members, and by the maximum number of members authorized by the Meeting appointing them.
ARTICLE TWENTY-FIVE.- If management by a Board of Directors were elected, the right of minorities to appoint a Member of the Board, in terms with Article One hundred and forty-four (144) of the General Business Corporation Law will be honored.
ARTICLE TWENTY-SIX.- The member or members of the Board of Directors, or, as applicable, the Sole Administrator, may be reelected, may occupy their offices for a year as from the date of their appointment but will continue in office until their substitute is appointed and take possession of their office.
ARTICLE TWENTY-SEVEN.- The Board of Directors will be deemed as legally convened when most of its Members are in attendance, if more than two. When the Board of Directors is integrated by two members, their attendance is mandatory for the meeting to be deemed as legally convened.
In the event of a tie, the Chairman will have tie-breaking vote.
ARTICLE TWENTY-EIGHT.- In the first meeting the Members will elect a Chairman, a Secretary and, if applicable, an Alternate Secretary, these two may be Members or not. The minutes of the Board’s meeting are to be signed by the Chairman and the Secretary and the Statutory Auditor or Auditors in attendance.
ARTICLE TWENTY-NINE.- The Board of Directors or the Sole Administrator will have broadest powers for the attainment of the corporate purpose and to direct and manage the Company.
The Board of Directors or the Sole Administrator will be vested with powers, including, without limitation the following:
1. Exercise the Company’s power for lawsuits and collections with all general powers, including special powers requiring special clause in terms with the Law, which are conferred without limitation in terms with that provide for in the first paragraph of Article Two thousand five hundred fifty-four (2554) of the Civil Code for the Federal District and in its correlative articles of the Civil Codes for all the State of the Mexican Republic; the management body of the Company will therefore be vested with powers including, without limitation, to: abandon any actions filed thereby including amparo proceedings; settle; submit to arbitration; make and answer questions; assign property; challenge judges; receive payments; and execute any and all acts expressly determined by the Law, including the representation of the Company before court and administrative authorities of criminal, civil or any other nature, with capacity to file complaints and accusations, grant pardon, to become the offended party or the coadjutant of the Public Prosecutor in criminal proceedings before work authorities and courts and before the Department of Foreign Affairs to execute agreements with the Federal Government in terms of fractions first and fourth of Article twenty-seven (27) of the Constitution, its organic Law and the Regulations of such Law.
2. Power for acts of administration in terms with that provided for under paragraph second of Article Two thousand five hundred fifty-four (2554) of the Civil Code for the Federal District and the correlative articles of the Civil Codes of all States of the Republic.
3. Power to freely appoint and remove the Chief Executive Officer and any other Directors and General or Special Managers, as well as to any and all officers, attorneys-in-fact, agents and employees of the Company; determine their powers, obligations, labor conditions and remuneration.
4. Power to acquire and dispose of shares and partnership interests in other Companies.
5. Power for acts of ownership in terms of paragraph third of Article Two thousand five hundred fifty-four (2554) of the Civil Code for the Federal District and its correlative articles of the Civil Codes of all States of the Republic.
6. Power on labor maters with express capacity to make and answer questions in terms with that provided for under Article Seven hundred eighty-six (786) of the Federal Labor Law, with powers to manage labor relations and settle in terms with that provided for under Articles Eleven (11) and Eight hundred seventy-six (876), fractions I and VI of such law, as well as to appear before court in terms of fractions I, II and III of Article Six hundred ninety-two (692) and Eight hundred seventy-eight (878) of such Law.
7. Power to issue, subscribe, avail within the limits established in these corporate bylaws, and negotiate with all kind of negotiable instruments in name of the Company, in terms of Article Nine (9) of the General Negotiable Instruments and Credit Transactions Law, and to appoint the persons with capacity to perform such acts.
8. Power to open and cancel bank accounts in name of the Company and to make deposits and draw against them and authorize and appoint the persons who may draw against such accounts.
9. Capacity to call to the holding of Ordinary, Extraordinary and Special Shareholders’ Meetings, in any and all cases foreseen or when so deemed appropriate thereby and to set the date and time for the holding of such Meetings and to execute resolutions adopted thereat.
10. Power to appoint and remove the independent auditors of the Company.
11. Power to establish branches and agencies of the Company anywhere in the Mexican Republic or abroad.

12. Power to determine the sense in which votes of shares held by the Company are to be cast at general ordinary and extraordinary shareholders’ Meetings of the companies where the Company is the controlling holder.
13. Power to confer general or special powers, and delegate any of the powers previously foreseen, except those, the exercise of which exclusively corresponds to the Company’s management body by Law or these Corporate Bylaws, always reserving itself the right to exercise such powers and revoke any powers granted.
14. Power to perform any and all acts authorized in these Corporate Bylaws or those that are the consequence thereof.
15. The powers referred to in the prior paragraphs will be exercised before private persons and before all kind of administrative or court authorities, of federal, state or municipal nature, whether of the federal or semi-governmental public administration and before Conciliation and Arbitration Boards and before other Labor authority.
Above powers are conferred without detriment that the Shareholders’ Meeting may limit them or extend them.
ARTICLE THIRTY.- Resolutions adopted without holding a of Board of Directors Meeting will be as valid as if adopted in a meeting provided they are confirmed in writing with the autograph signature of each member at the wording of the resolution where the date of issue of its vote is to noted.
Once all members’ votes have been delivered, the Chairman of the Board of Directors jointly with the Secretary thereof, will transcribe the resolutions in the Board of Director’s Meetings Minute Books, attaching thereto the autograph counterparts evidencing the members’ votes cast.
CHAPTER VI
COMPANY’S SURVEILLANCE
ARTICLE THIRTY-ONE.- Surveillance of corporate operations is entrusted to one or several statutory auditors, who may or may not be shareholders, within the limits established under Article One hundred and sixty-five (165) of the General Business Corporation Law and will occupy their office for a year, counted equally and in terms of that referred to under Article twenty-eighty of such bylaws.
One or several alternate statutory auditors, may be appointed to substitute their respective owner statutory auditors in the event of their temporary or absolute absences.
The Meeting will see that the right of minorities, as granted under Article One hundred forty-four (144) of the General Business Corporation Law is exercised and respected.
CHAPTER VII
CORPORATE YEAR AND FINANCIAL INFORMATION
ARTICLE THIRTY-TWO.- The Company’s corporate year will run from January one to December thirty-one of each year, except for the first year which will run as from the date of execution of the Articles of Incorporation of the Company up to and including the 31st day of December of such same year.
ARTICLE THIRTY-THREE.- In terms of that provided for under Articles One hundred and seventy-two (172), One hundred and seventy-three (173), One hundred and seventy-six (176) and one hundred and seventy-seven (177) of the General Business Corporation Law, within the three months following the closing of each corporate year, the Board of Directors will at least draft the following information:
I. A report on the Company’s operation for the year, as well as about policy followed by the Board itself or, as applicable, the Sole Administrator and, if applicable, main existing projects;
II. A report stating and explaining main policy and accounting criteria and information criteria followed in the preparation of financial information;
III. A statement evidencing the Company’s financial position as of the closing of the year;
IV. An account statement showing and duly explaining and classifying Company results for the year;
V. A statement showing changes in financial position during the year;
VI. A statement showing changes in items integrating stockholders’ equity during the year; and
VII. Notes required supplementing and clarifying information contained in such financial statements.
Report herein indicated, jointly with Statutory Auditor’s report, are to be made available to the shareholders at least fifteen (15) days in advance to the Date of holding of the General Ordinary Shareholders’ Meeting to discuss them is to be held, and the shareholders will be entitled to have a copy delivered thereto.
CHAPTER VIII
PROFITS AND LOSSES
ARTICLE THIRTY-FOUR.- The net profits of each year, as disclosed by the Financial Statements duly approved by the General Ordinary Shareholders’ Meeting, after having set-off any amounts required to: (i) pay or reserve pertinent taxes; (ii) legally mandated segregation of funds; and (iii) if applicable, amortization of losses from prior years, will be distributed as follows:
I. Five percent (5%) of such net profits will be segregated to establish, increase or, as the case may be, replenish the Legal Reserve Fund until such fund equals twenty percent (20%) of the capital stock.
II. The amounts resolved by the Meeting to create general or special reserves will be segregated.
III. From the balance, the meeting established by the Meeting will be destined to pay all shareholders, equally, dividends decreed, if applicable.

IV. Surplus, if any will be made available to the Meeting or to the Board of Directors, or, as applicable, the Sole Administrator, if so authorized by the Meeting itself. The Meeting or, if applicable, the Board of Directors or, if applicable, the Sole Administrator, may apply the surplus as such corporate entity deems appropriate and will best serve to the interests of the Company and its shareholders.
ARTICLE THIRTY-FIVE.- Losses, if applicable, will be reported by all shareholders prorate to the number of the shares they hold up to for the capital stock thereby represented.
ARTICLE THIRTY-SIX.- Incorporators reserve for themselves no special share in profits.
CHAPTER IX
DE LA DISSOLUTION AND LIQUIDATION
ARTICLE THIRTY-SEVEN.- The Company will be dissolved in any of the case foreseen under Article Two hundred twenty-nine (229) of the General Business Corporation Law, by means of resolution adopted by the General Extraordinary Shareholders’ Meeting.
ARTICLE THIRTY-EIGHT.- Following dissolution of the Company, the Company will be liquidated. The General Extraordinary Shareholders’ Meeting will appoint one or more liquidators, with capacity to appoint alternate liquidators, if so wished, and they will be vested with powers as determined under the General Business Corporation Law or as designated by the Shareholders’ Meeting appointing them.
ARTICLE THIRTY-NINE.- The liquidator or liquidators will perform liquidation in terms with that determined by the Meeting, as applicable or, otherwise, in terms with the following bases and in terms of provisions of Chapter XI of the General Business Corporation Law:
I. Will close transactions as they may deem most appropriate;
II. Will pay loans and debts out of the proceeds from disposal of Company, as required to such effect;
III. Will draft the final liquidation balance sheet; and
IV. Following approval to the final liquidation balance sheet, the distributable liquid assets will be distributed amongst all shareholders, equally and prorate to the number of shares they each hold and to the amount paid for shares held by each.
In the event of a dispute between liquidators, the Statutory Auditor must call to the holding of a General Extraordinary Shareholders’ Meeting to the effect that this Meeting resolves any matters on which disputes arose.
ARTICLE FORTY.- During winding-up, Meetings will be held as foreseen in these corporate Bylaws and liquidators shall perform functions equivalent to those of the Board of Directors during the normal life of the Company; the Statutory Auditor will continue performing, with regard to liquidator or liquidators, the functions such Statutory Auditor had before the Board of Directors during the effective term of the Articles of Incorporation.

CHAPTER X
APPLICABLE LAW AND JURISDICTION
ARTICLE FORTY ONE.- In the event of any dispute between the Company and its shareholders, or amongst shareholders themselves in matters regarding the Company, the former and the latter expressly submit themselves to the applicable laws, and to the jurisdiction of competent courts in Mexico City, Federal District.